Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

DYNACAST INTERNATIONAL INC.

The undersigned corporation, in order to amend its restated certificate of incorporation, hereby certifies the following:

1. The name of the corporation is Dynacast International Inc. The corporation’s original certificate of incorporation was filed with the Secretary of State of Delaware on May 11, 2011 under the name of KDI Holdings Inc.

2. The certificate of incorporation of the corporation is hereby amended as follows:

(a) The first sentence of clause (1) of Section 2(a) of ARTICLE FOURTH of the certificate of incorporation are amended to read in its entirety as follows:

“The holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, dividends on each share of issued and outstanding Series A Preferred Stock at a per share per annum rate equal to the Series A Dividend Rate per share, payable, except as otherwise set forth herein, in equal quarterly dividends on December 31, March 31, June 30 and September 30 of each year, commencing on December 31, 2011.”

(b) The first sentence of clause (1) of Section 3(a) of ARTICLE FOURTH of the certificate of incorporation are amended to read in its entirety as follows:

“The holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, dividends on each share of issued and outstanding Series B Preferred Stock at a per share per annum rate equal to the Series B Dividend Rate per share, payable, except as otherwise set forth herein, in equal quarterly dividends on December 31, March 31, June 30 and September 30 of each year, commencing on December 31, 2011.”

4. This amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

Dated: March 28, 2014

DYNACAST INTERNATIONAL INC.

By:	/s/ Simon J. Newman
	Name:	Simon J. Newman
	Title:	CEO